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                                                                                                                          Exhibit 12

AMEREN CORPORATION

Ratio of Earnings to Fixed Charges

                                                                                                                      9 months ended
                                                               1996        1997        1998        1999        2000   Sept. 30, 2001
                                                               ----        ----        ----        ----        ----   --------------
EARNINGS (NUMERATOR):

Add:
Net income from continuing operations                         371,684     386,536     386,497     385,095     457,094     426,539
Income taxes                                                  253,710     243,667     265,598     253,490     298,623     289,859
Fixed charges                                                 212,414     209,527     206,191     193,151     204,631     167,231

Less:
Preference security dividend requirements
  of consolidated subsidiaries                                (28,554)    (20,432)    (21,195)    (20,977)    (20,997)    (15,773)

                                                             --------    --------    --------    --------    --------    --------
Total earnings                                                809,254     819,298     837,091     810,759     939,351     867,856
                                                             --------    --------    --------    --------    --------    --------


FIXED CHARGES (DENOMINATOR):

Interest expensed                                             180,402     185,368     181,580     168,275     179,706     148,836
Estimated interest costs within rental expense                  3,458       3,727       3,416       3,899       3,928       2,622

Preference security dividend requirements of consolidated subsidiaries:

     Preference dividends of consolidated subsidiaries         16,970      12,532      12,562      12,650      12,700       9,391
     Adjustment to pre-tax basis                               11,584       7,900       8,633       8,327       8,297       6,382
                                                             --------    --------    --------    --------    --------    --------
                                                               28,554      20,432      21,195      20,977      20,997      15,773

                                                             --------    --------    --------    --------    --------    --------
Total fixed charges                                           212,414     209,527     206,191     193,151     204,631     167,231
                                                             --------    --------    --------    --------    --------    --------


                                                             --------    --------    --------    --------    --------    --------
RATIO OF EARNINGS TO FIXED CHARGES                               3.81        3.91        4.06        4.20        4.59        5.19
                                                             --------    --------    --------    --------    --------    --------
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